Exhibit 99 (a)

PACIFICORP GRANTED RECOVERY OF $147 MILLION IN UTAH

ScottishPower announces that on 1 May 2002 the Utah Public Service Commission (UPSC) granted its subsidiary PacifiCorp approximately $147 million for the recovery of its net excess power costs in Utah, related to the western power crisis in 2000 and 2001. PacifiCorp originally requested $205 million so this represents a recovery rate of 72%.

Recovery is effective from 1 April 2002 when the stipulation was agreed with the UPSC. The amount of the award comprises four main elements:

  Approximately $65 million further to be collected through the continuation of a temporary surcharge from 1 April to its expiry on 31 March 2004. The temporary surcharge was originally awarded on 2 February 2001.

  The company will retain amounts collected by the surcharge thus far, about $35 million.

  The company will also retire the merger credit in Utah and apply it to power costs, at a net present value of about $20 million. The effect on customer bills of the credit will be about 1% or $1 million per month in total revenue impact and applies for 20 months following 1 May 2002.

  The company will apply the remaining Utah proceeds from the sale of its Centralia Plant to its deferred excess net power costs, at a net present value of about $27 million. This amount will be collected through an adjustment of rates at the next general rate case.

PacifiCorp Chief Executive Officer Judi Johansen said: "We believe the order provides a strong level of recovery of allowable costs incurred in Utah over the period."

Within the order, PacifiCorp agreed not to file any rate increase until May 2003 and withhold the effective date of any possible future rate increases until after 1 January 2004. Exceptions for unforeseen financial or legislative developments were written into the order.

Under UK GAAP, all of PacifiCorp's net excess power costs are charged to the profit and loss account when incurred. The regulatory recovery of net excess power costs previously charged to the profit and loss account will be recognised under UK GAAP when billed to customers.

Further information:

Andrew Jamieson Head of Investor Relations 0141 636 4527

Colin McSeveny Group Media Relations Manager 0141 636 4515